Exhibit (h)(3)(y)
AMENDMENT TO THE
PL FLOATING RATE INCOME FUND
EXPENSE LIMITATION AGREEMENT
     THIS AMENDMENT TO THE PL FLOATING RATE INCOME FUND EXPENSE LIMITATION AGREEMENT (the “Amendment”) effective December 30, 2011, between Pacific Life Funds (the “Trust”), a Delaware statutory trust, on behalf of PL Floating Rate Income Fund, and Pacific Life Fund Advisors LLC (“Adviser” or “PLFA”), a Delaware limited liability company.
     WHEREAS, the Trust and Adviser are parties to a certain PL Floating Rate Income Fund Expense Limitation Agreement dated June 30, 2011 (the “Agreement”); and
     WHEREAS, the Trust and Adviser desire to amend the Agreement upon the following terms and conditions;
     NOW THEREFORE, in consideration of the renewal of promises and mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree as follows:
1)	Paragraph B. of Section I of the Agreement is hereby deleted in its entirety and replaced with the following:

“Operating Expense Limit. The operating expense limit with respect to the PL Floating Rate Income Fund shall be 0.15% through December 31, 2014 (the “Operating Expense Limit”), based on a percentage of the average daily net assets of the PL Floating Rate Income Fund for the period described in Section I.D. The Adviser may elect to lower the expense caps and/or extend the time period further by amending this Agreement.”

2)	Except as expressly supplemented, amended or consented to hereby, all of the representations, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue in full force and effect.

3)	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers designated below on the day and year first above written.

PACIFIC LIFE FUNDS, on behalf of PL Floating Rate Income Fund

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Vice President	Title: VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: VP, Fund Advisor Operations	Title: VP & Assistant Secretary